A0804798

3742164

FILED JRM
Secretary of State
State of California

OCT 20 2017

lpc

Restated Articles of Incorporation of She Beverage Company, Inc.

The undersigned certify that:

1. They are the President and Secretary, respectively, of **SHE BEVERAGE COMPANY, INC.**, a California corporation.

2. Articles **I through VII** of the Articles of Incorporation of this corporation are restated to read as follows:

See Attachment which is hereby formally incorporated by reference as if fully set forth herein

3. The foregoing Restated Articles of Incorporation of She Beverage Company, Inc., has been duly approved by the board of directors.

4. The foregoing Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is **100.** The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

DATE: 9-11-17

as President

LUPE ROSE, President

as Secretary

KATHERINE DIRDEN, Secretary

RESTATED ARTICLES OF INCORPORATION OF

SHE BEVERAGE COMPANY, INC.

1. Name:

The name of the corporation is: She Beverage Company, Inc.

2. Purpose:

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

3. Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 100,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock, each having a $0.001 par value. The Common Stock and Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions other than the series of Preferred Stock which have rights, privileges, preferences and/or restrictions established in these Articles of Incorporation, the Board of Directors is empowered to determine the rights, preferences, privileges and restrictions of the Series B Preferred Stock in a subsequent resolution or resolutions.

Of the 25,000,000 authorized shares of Preferred Stock, 20,000,000 are designated "Series A Preferred Stock." These shares shall have the following preferences, limitations and relative rights:

(i) Dividends: The holders of shares of the Series A Preferred Stock shall be entitled to participate in dividends and no such dividend shall be paid, or cumulate, with respect to the Series A Preferred Stock until such time as determined solely in the reasonable discretion of the Board of Directors.

(ii) <u>Liquidation Preference</u>: In the event of any liquidation, dissolution, or winding up of this corporation, either voluntarily or involuntarily, the holders of Series A

Preferred Stock shall be entitled to receive distribution by reason of their ownership thereof prior to any distribution to the Common Shareholders.

(iii) Conversion:

(A) Conversion Rights. Each share of Series A Preferred Stock may be converted into ten (10) shares of Common Stock as fully paid and non-assessable Common Stock at the sole discretion of the shareholder.

In the event of any conversion of Series A Preferred Stock under this subsection, the converting holder shall be entitled to receive any dividends which may have been declared but have not been paid with respect to the shares of Series A Preferred Stock so converted.

(B) Voluntary Conversion Upon Change in Control. In the event that the Board of Directors or the shareholders of the corporation approves any transaction that will result in a change in control of the corporation (as herein defined), the Board of Directors shall provide each of the holders of the Series A Preferred Stock with at least thirty (30) days advance written notice of the consummation of such transaction. Such notice shall contain all reasonably material information required for a Series A Preferred Stock holder to make an assessment of the merits of the proposed transaction and the advisability of converting. During the period preceding the consummation of the transaction, each holder of Series A Preferred Stock shall be entitled to notify the corporation in writing that the holder desires to convert all or any specified portion of the holder's shares of the Series A Preferred Stock into fully paid and non-assessable shares of Common Stock on the basis of four shares of Common Stock for each share of Series A Preferred Stock so converted with such conversion being effective the day of the consummation of the applicable change in control such that the converting Series A Preferred Stock holders shall be treated as a Common Stock holder for the purposes of the transaction. For purposes hereof, a "change in control" shall be deemed to occur if such is declared by the Board (employing reasonable discretion if the Board determines to so declare) or a friendly or hostile takeover offer is made or persons, acting in concert or owning directly or indirectly, acquire more than twenty percent (20%) of the voting control of the corporation (or sufficient to elect the board) without the consent of a majority of the Series A Preferred Stock holders.

(C) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to receive a certificate(s) for shares of Common Stock representing the Series A Preferred Stock converted, such holder shall surrender the certificate(s) representing the Series A Preferred Stock so converted, duly endorsed, at the principal corporate office of this corporation (or as otherwise directed in any notice), and shall give written notice of the name(s) in which the certificate(s) for shares of Common Stock are to be issued. The corporation shall, promptly thereafter, issue and deliver to such holder of Series A Preferred Stock, or to the nominee(s) of such holder, a certificate(s) for the number of shares of Common Stock to which the holder shall be

entitled as aforesaid. Such conversion shall be deemed to have been made on the date of the applicable Notice or as of the date of the consummation of the applicable change in control transaction, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such date.

(D) Adjustment. In the event that the number or kind of shares of Common Stock outstanding is changed by reason of stock dividend, stock split, recapitalization, merger or reorganization, the conversion ratio and/or the securities to be received upon conversion set forth in above shall be appropriately adjusted by the Board of Directors.

(E) No Fractional Shares. No fractional shares of Series A Preferred Stock shall be convertible and no fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the corporation shall pay t the holder cash equal to the product of such fraction multiplied by the then current fair market value of one share of Common Stock, computed to the nearest whole cent. The then current fair market value of such shares shall be determined in good faith by the Board of Directors with reference to the public trading price, if any, of such Common Stock.

(F) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock are insufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including the corporation's using its best efforts to obtain the approval of the shareholders to such increase, if required.

(G) Notices. Any notices by the provisions of this section to be given to the corporation or to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States or Canadian mail, postage prepaid, and addressed to the corporation or to the holder of record at his address on the books of the corporation.

(H) Taxes. The holders of record of the Series A Preferred Stock shall pay any and all documentary, stamp, or other transactional taxes attributable to the issuance and delivery of shares of Common Stock or this corporation upon conversion of any shares of the Series A Preferred Stock.

(I) Voting Rights. Each shareholder of Series A Preferred Stock of record shall have ten (10) votes for each share of Series A Preferred Stock standing in his name in the books of the corporation.

Of the 25,000,000 authorized shares of Preferred Stock, 5,000,000 are designated "Series B Preferred Stock." These shares shall have the preferences, limitations, conversion, voting and any relative rights as determined by the Board of Directors at the time of issuance of each share of Series B Preferred Stock.

4. **Preemptive Rights and Assessment of Shares:**

Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

The Common Stock and Preferred Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

5. **Directors' Liability**

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

6. **Indemnity**

The corporation shall indemnify agents (as defined in California Corporations Code Section 317) to the fullest extent permissible under California law.

7. **Amendments**

Subject at all times to the express provisions of Section 4 on the Assessment of Shares, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, in the manner now or hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

8. Power of Directors

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

(a) Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

(b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the corporation;

(c) To authorize the guaranty by the corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(d) To set apart out of any funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

IN WITNESS WHEREOF, I hereunder set my hand this 11th day of September, 2017, hereby declaring and certifying that the facts stated hereinabove are true.

By: ______________________ as President

Lupe Rose, as President.
She Beverage Company, Inc.